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                 CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 36 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 14, 1995, relating to the financial statements and financial highlights appearing in the October 31, 1995 Annual Reports to Shareholders of the 29 funds comprising UAM Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants" and "Reports" in the Prospectuses and under the heading "Financial Statements" in the Statements of Additional Information.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Boston, Massachusetts
February 26, 1996